Exhibit 10.5

The Company has entered into Employment Agreements, in the form filed herewith, with certain individuals, as follows: In October 1995, the Company entered into employment agreements with the following individuals for terms of three years: Howard R. Crabtree, S. Garrett Gray, Paul R. Saueracker, and John R. Stack. In January 1996, the Company entered into an employment agreement with Anton Dulski for a term expiring October 22, 1998. In October 1997, the Company entered into an employment agreement with Jean-Paul Valles for a term expiring October 17, 2001. Employment Agreements have been executed by the Company and the indicated employees, each substantially identical in all material respects to such form of Employment Agreement except as noted below. Each Employment Agreement was executed by Dr. Valles, except the agreement with Dr. Valles, which was executed by Mr. Gray.


EMPLOYEE AND POSITION                      BASE SALARY

Howard R. Crabtree                            $176,543
--  Vice President Organization and
     Human Resources

Anton Dulski                                  $180,000
--  Vice President and President
     and Chief Executive Officer
     of Minteq International Inc.

S. Garrett Gray                               $182,814
--  Vice President, General Counsel
     and Secretary

Paul R. Saueracker                            $204,225
--  Vice President and President
     and Chief Executive Officer
     of Specialty Minerals Inc.

John R. Stack                                 $190,650
--  Vice president--Finance
     and Chief Financial Officer

Jean-Paul Valles                              $738,972
--  Chairman and Chief
     Executive Officer

                      EMPLOYMENT AGREEMENT
                      ---------------------

     This Employment Agreement ("Agreement"), made as of the ____ day of _________________ 199__, by and between Minerals Technologies Inc., 405 Lexington Avenue, New York, New York 10174-1901, a Delaware Corporation (hereinafter referred to as "Employer"), and ___________________________________________
(hereinafter referred to as "Executive").

     WHEREAS, in furtherance of Employer's commitment to the continued success of the specialty minerals business, and in recognition of the valuable contributions to be made by Executive because of his experience in the specialty minerals business, Employer has agreed to employ Executive for a period of three years, commencing on the ________ day of _____________________ 199__,
("Commencement Date"), subject to certain terms and conditions as hereinafter set forth, and Executive has indicated his willingness to accept such employment;

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

     1. The employment of Executive by Employer will commence on the Commencement Date and, unless terminated on an earlier date in the manner hereinafter provided, shall terminate on the third anniversary of the Commencement Date (the "Term"). During the term of the employment hereunder, Executive will be employed by Employer as a Vice President of employer and will paid an annual salary of not less than $______________________________("Base
Salary").  By _________________________, 199______, and
thereafter, Employer will review Executive's salary on an annual basis in accordance with Employer's policies, to determine appropriate increases, if any. In addition to salary, Executive will receive bonus payments as determined from time to time by Employer's Board of Directors or the Compensation Committee thereof. Any such payment with respect to a calendar year will be made in the first quarter of the following year but shall be deemed earned and due and owing so long as Executive is employed on December 31st of the applicable calendar year regardless of his status as of the payment date.

     2. It is contemplated that, in connection with his employment hereunder, Executive may be required to incur reasonable and necessary travel, business entertainment and other business expenses. Employer agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred or expended by him incident to the performance of his duties hereunder, upon submission by Executive to Employer of vouchers or expense statements satisfactorily evidencing such expenses, and subject to review and approval by the Employer's Board of Directors.

     3. Employer will provide retirement, employee benefits (pre- and post-retirement) and fringe benefit plans to Executive no less favorable than those made available to Employer's executive employees generally, to the extent that Executive qualifies under the eligibility provisions of such plans. Executive will be credited for his actual years of service with Pfizer Inc., the former owner of Employer's specialty minerals business, for purposes of eligibility and vesting under all such plans, and for purposes of calculating benefits under all such plans. Executive shall be entitled to five (5) weeks of paid vacation each year.

     4. Executive agrees that he shall use his best efforts to promote and protect the interest of Employer, its subsidiaries and related corporations, and to devote his full working time, attention and energy to performing the duties of his position.

     5. In the event of the Permanent Disability (as defined below) of Executive during the Term, Employer shall have the right, upon written notice to the Executive, to terminate his employment hereunder, effective upon the giving of such notice.
Upon such termination, Employer shall be discharged and released from any further obligations under this Agreement, but Executive shall have the obligations provided for in Section 9 hereof. Disability benefits, if any, due under applicable plans and programs of the Employer shall be determined under the provisions of such plans and programs. For purposes of this Section 5, "Permanent Disability" means any physical or mental disability or incapacity which permanently renders Executive incapable of performing the services required of him by Employer.

     6. In the event of the death of Executive during the Term, the salary to which Executive is entitled hereunder shall continue to be paid through the end of the month in which death occurs, to the last beneficiary designated by the Executive by written notice to Employer, or, failing such designation, to his estate. Executive's designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Section 6 in full discharge and release of Employer of and from any further obligations under this Agreement. Any other benefits due under applicable plans and programs of Employer shall be determined under the provisions of such plans and programs.

     7. (a) In the event during the Term Employer terminates the employment of Executive for reasons other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below), Executive will be paid his Base Salary through the end of the Term, plus any bonuses deemed earned and due and owing as specified in Section 1 of this Agreement, less any severance payments paid Executive pursuant to Employer policies.

         (b) Executive shall be required to mitigate the amount of any payment provided for pursuant to Section 7(a) by seeking other comparable employment within a reasonable commuting distance of his home, taking into account the provisions of
Section 9 of this Agreement. Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than Employer or any of its affiliates or subsidiaries from the date Executive's employment hereunder is terminated until the end of the Term, the amounts to be paid to Executive during such period pursuant to this Agreement shall be reduced by the amounts of salary, bonus or other cash compensation earned by Executive during such period as a result of Executive's performing such services.

         (c) For purposes of this Agreement:

             (i) "Cause" shall be limited to the following:

                 (A) Executive shall have failed to perform any of his material obligations as set forth herein, provided that Employer has advised Executive of such failure and given Executive a reasonable period of time to cure such failure and Executive has failed to do so;

                 (B) Executive shall commit acts constituting
             (i) a felony involving moral turpitude materially adversely reflecting on the Employer or (ii) fraud or theft against Employer;

             (ii) "Good Reason" shall mean termination at the election of Executive based on any of the following:


                 (A) The assignment to Executive of any duties substantially inconsistent with his status as Vice President of Employer or a substantial adverse alteration in the nature or status of his responsibilities pursuant to this Agreement, except in connection with the termination of his employment for Cause, or normal retirement, death, or by the Executive other than for Good Reason;

                 (B) A reduction on Executive's fringe or retirement benefits as in effect on the date hereof that is not applied by Employer to executives generally or a reduction by Employer in Executive's Base Salary;

                 (C) The merger or consolidation of Employer into or with any other entity, or the sale of all or substantially all of the assets of Employer to an unaffiliated entity unless the entity which survives such merger or to whom such assets are transferred shall assume and agree to perform the obligations of Employer hereunder pursuant to an instrument reasonably acceptable to Executive; or

                 (D) Separation of Executive's office location from the principal corporate office of Employer or relocation outside the contiguous United States.


     8. Employer shall have the right to terminate this Agreement immediately with no further liability under the terms of this Agreement should Executive terminate his employment without Good Reason, or if Executive is discharged by Employer for Cause, subject to payments that are due under this Agreement, through the date of termination.

     9. (a) Executive agrees that during the term of his employment hereunder and, subject to the last sentence of this
Section 9(a), during the further period of two (2) years after the termination of such employment, Executive shall not, without the prior written approval of Employer, directly or indirectly through any other person, firm or corporation, (i) engage or participate in or become employed by or render advisory or other services to or for any person, firm or corporation, or in connection with any business enterprise, which is, directly or indirectly, in competition with any of the business operations or activities of Employer, or (ii) solicit, raid, entice or induce any such person who on the date of termination of employment of Executive is, or within the last six (6) months of Executive's employment by Employer was, an employee of Employer, to become employed by any person, firm or corporation which is, directly or indirectly, in competition with any of the business operations or activities of Employer, and Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person; provided, however, that Executive shall not be bound by the restrictions contained in clause (i) of this Section 9(a) if Employer terminates his employment during the terms of this agreement other than for "Cause" (as defined in Section 7c) hereof). The foregoing restrictions shall apply to the geographical areas where Employer does business and/or did business during the term of Executive's employment and all places where, at the date of termination of employment of Executive, Employer had plans or reasonable expectations to do business; provided that if any Court construes any portion of this provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such Court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Notwithstanding the provisions of this Section 9, Employer shall be entitled to enforce the provisions of Section 9(a)(i) following the end of Executive's term of employment hereunder only if Employer continues to pay Executive an amount equal to the Base Salary that Executive was receiving at the time of such termination.

         (b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of Employer's and its subsidiary companies' business methods, systems, plans and policies which Executive shall hereafter establish, receive or obtain as an employee of Employer or its subsidiary companies, are valuable and unique assets of the respective businesses of Employer and its subsidiary companies, Executive agrees that, during and after the term of his employment hereunder, he shall not (otherwise than pursuant to his duties hereunder) disclose, without the prior written approval of Employer, any such knowledge or information pertaining to Employer or any of its subsidiary companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Section 9b) shall not apply to information which is or shall become generally known to the public or the trade (other than by reason of Executive's breach of his obligations hereunder), information which is or shall become available in trade or other publications, and information which Executive is required to disclose by law or an order of a court of competent jurisdiction. If Executive is required by law or a court order to disclose such information, he shall notify Employer of such requirement and provide Employer an opportunity (if Employer so elects) to contest such law or court order.

     10. Executive agrees that Employer shall withhold from any and all payments required to be made to Executive pursuant to this Agreement, all federal, state, local and/or other taxes which Employer determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

     11. This Agreement shall be construed under the laws of the State of New York.

     12. This Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter hereof and contains all of the terms and provision of agreement between the parties hereto with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect upon the parties.

     13. (a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, that portion only shall be deemed deleted as though it had never been included herein but the remainder of this Agreement shall remain in full force and effect.

          (b) Executive acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         (c) This Agreement shall not be assignable by Executive.

     14. No modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both parties hereto.

     15. Employer represents that it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and that this Agreement is enforceable against it in accordance with its terms.




MINERALS TECHNOLOGIES INC.


By:     ____________________________________
Name:   Jean-Paul Valles
Title:  Chairman and Chief Executive Officer


Agreed to by:


____________________________________________